Structured Asset Trust Unit Repackagings (SATURNS)

Series 2006-1 Trust

To liquidate bonds in connection with bankruptcy

CUSIP:	80412D105 (Class A Units)
80412DAA3 (Class B Units)

FOR IMMEDIATE RELEASE:

December 11, 2008

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), Tribune Company Debenture Backed 2006-1 Trust (the “Trust”), announced today that, as a result of the Chapter 11 Voluntary Petition filed by the Tribune Company on December 8, 2008, a “Trust Wind Up Event” has occurred under the terms of the Trust Agreement governing the Trust. As a result, the Class A Units were delisted from the New York Stock Exchange on December 9, 2008. Morgan Stanley & Co. Incorporated, as selling agent (the “Selling Agent”), will undertake to sell all underlying securities owned by the Trust. The timing, price and other terms of any sale conducted by the Selling Agent will be determined by the Selling Agent, but all such sales will be completed within 30 days or such longer period of time as may be reasonable with respect to the underlying securities. The Selling Agent will solicit at least three bids for the underlying securities. The Selling Agent will, on behalf of the Trust, sell the underlying securities at the highest bid price received.

Upon the sale of the underlying securities, the trustee will distribute the cash proceeds of the liquidation to the payment of claims of the Class A Units and the Class B Units pro rata in proportion to the relative claim amounts of each. The claim amount with respect to the Class A Units will equal their outstanding principal balance plus accrued and unpaid interest, if any. The claim amount with respect to the Class B Units will equal their “Present Value Amount” as such term is defined in the Trust Agreement. Additional proceeds, if any, will be applied in satisfaction of certain administrative fees. The trust will terminate following the distribution of all such funds.

Contact:
Bank of America, National Association,
as successor by merger with

LaSalle Bank National Association

Chris Nuxoll, Global Securities and Trust Services, 312-904-1023